Exhibit 99.1

CHAMPION ANNOUNCES RECORD EARNINGS FOR 3RD QUARTER AND FIRST NINE MONTHS OF 2008 PLUS DIVIDEND APPROVAL

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced record third quarter net income of $1,067,000 or $0.11 per share for the three months ended July 31, 2008. The Company reported net income of $1,031,000 or $0.10 per share in the third quarter of 2007.

Net income for the nine months ended July 31, 2008 represented record earnings of $3,740,000 or $0.37 per share on a diluted basis. This compares to $3,689,000 or $0.36 per share on a diluted basis for the same period in 2007. The Company’s balance sheet reflected working capital of $21.1 million, book value per share of $5.04 and total shareholders equity of $50.3 million at July 31, 2008.

In addition, the Board of Directors announced the declaration of the Company’s quarterly dividend of six cents per share. The cash dividend will be paid on September 19, 2008, to shareholders of record on September 2, 2008.

To summarize, Champion produced:

➢	Record net income for the third quarter ended July 31, 2008.
➢	Record net income for the nine months ended July 31, 2008.
➢	62nd consecutive quarterly dividend since the IPO in January 1993.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our fiscal third quarter was our best third quarter in Company history, while our results for the nine months ended July 31, 2008 also represented the best nine months in the Company’s history. Our sales growth for the third quarter of 2008 represented top line increases of approximately 11.6% with the growth coming as a result of our acquisition of The Herald-Dispatch. Our gross margins were encouraging for the quarter with improvement in gross margin percent for both the printing and office products and office furniture segment. As we enter the fourth quarter of 2008, I am pleased to report we have integrated The Herald-Dispatch commercial printing operations into our Huntington, WV Chapman Printing commercial printing plant. This should add increased production and operational efficiencies while expanding production capabilities and reducing operating costs.”

Revenues for the three months ended July 31, 2008 were $39.7 million compared to $35.6 million in the same period in 2007. This change represented an increase in revenues of $4.1 million or 11.6%. Revenues for the nine months ended July 31, 2008 increased to $119.3 million from $104.3 million in 2007. This change represented an increase in revenues of $14.9 million or 14.3%. The printing segment experienced a sales increase of $949,000, or 1.3%, while the office products and office furniture segment experienced a decrease of $206,000, or 0.7% on a year to date basis. The Company reported newspaper revenues of $14.2 million for the nine months ended July 31, 2008. Toney K. Adkins, President and Chief Operating Officer, noted, “Our sales growth for the first nine months was attributable to our acquisition of The Herald-Dispatch which comprised our newspaper revenues and contributed to our commercial print revenue segment. As we enter our final quarter of the year we will continue to focus our efforts on implementing integration opportunities with The Herald-Dispatch, as well as cost containment and revenue related initiatives company-wide.”

Mr. Reynolds concluded, “We at Champion continue to be committed to building a revenue diverse Company that will be financially viable for the long haul. We believe we have a solid sustainable position in each of our core disciplines and have numerous growth opportunities or profitable core niches which should generate substantial positive cashflows for our Company. ”

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 27,000 and 32,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee); Blue Ridge Printing (North Carolina and Tennessee) and Champion Publishing (West Virginia, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, general and economic business conditions in the Company’s market areas affected by Hurricane Katrina, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended July 31,		Nine months ended July 31,
	2008	2007	2008	2007
Printing	$25,311,000	$24,667,000	$76,774,000	$75,825,000
Office products & office furniture	9,796,000	10,925,000	28,315,000	28,520,000
Newspaper	4,609,000	-	14,192,000	-
Total revenues	$39,716,000	$35,592,000	$119,281,000	$104,345,000

Net income	$1,067,000	$1,031,000	$3,740,000	$3,689,000

Per share data:
Net income
Basic	$0.11	$0.10	$0.37	$0.37
Diluted	$0.11	$0.10	$0.37	$0.36

Weighted average shares outstanding:
Basic	9,988,000	9,963,000	9,986,000	9,954,000
Diluted	10,023,000	10,106,000	10,036,000	10,116,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492